UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Apollo Asset Backed Credit Company LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	93-3760466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 West 57th Street, 42nd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(a) or (c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

None

Securities to be registered pursuant to Section 12(g) of the Act:

Interests in Apollo Asset Backed Credit Company LLC - Series I	P-S Shares P-I Shares T-S Shares T-I Shares

Interests in Apollo Asset Backed Credit Company LLC - Series II	P-S Shares P-I Shares T-S Shares T-I Shares

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to Be Registered.

The securities to be registered hereby are the P-S Shares (the “P-S Shares”), P-I Shares (the “P-I Shares”), T-S Shares (the “T-S Shares”) and T-I Shares (the “T-I Shares,” and together with the P-S Shares, P-I Shares and T-S Shares, the “New Shares”) of each of Apollo Asset Backed Credit Company LLC—Series I (“Series I”) and Apollo Asset Backed Credit Company LLC—Series II (“Series II”), each of which is a registered series of Apollo Asset-Backed Credit LLC (together with Series I and Series II, the “Registrant” or the “Company”). Each of the New Shares represents the applicable type of limited liability company interest in each of Series I and Series II. The same type of New Shares of each series will have the same terms unless otherwise indicated.

There is currently no market for the New Shares, and we do not expect that a market for the New Shares will develop in the future. We do not intend for the New Shares to be listed on any national securities exchange. Under the terms of the Registrant’s third amended and restated limited liability company agreement (as amended from time to time, the “LLC Agreement”), except as required by law, the liability of each holder of P-S Shares (the “P-S Shareholders”) in such capacity, each holder of P-I Shares (the “P-I Shareholders”) in such capacity, each holder of T-S Shares (the “T-S Shareholders”) in such capacity and each holder of T-I Shares (the “T-I Shareholders” and, together with the P-S Shareholders, the P-I Shareholders and the T-S Shareholders, the “New Share Shareholders”) in such capacity shall be limited to the amount of each such New Share Shareholder’s total investments and pro rata share of any undistributed profits. Except as may otherwise be provided in the LLC Agreement or in any type designation and except as required by law, after the payment of all subscription proceeds for the New Shares purchased by such New Share Shareholder, no New Share Shareholder shall have any further obligations to the Registrant, be subject to any additional assessment or be required to contribute any additional capital to, or to loan any funds to, the Registrant (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-218, 18-607 and 18-804 of the LLC Act), unless otherwise agreed by the Registrant and such New Share Shareholder. No New Share Shareholder shall have any personal liability on account of any obligations and liabilities of, including any amounts payable by, the Registrant under or pursuant to, or otherwise in connection with, the LLC Agreement or the conduct of the business of the Registrant solely by reason of being a New Share Shareholder of the Registrant.

The New Shares have equal rights and privileges with the Registrant’s S Shares, I Shares, F-S Shares, F-I Shares, A-I Shares and A-II Shares (the “Existing Investor Shares,” and together with the New Shares, the “Investor Shares”) except that the New Shares are subject to a different fee structure.

The New Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled nominate, remove or participate in the appointment of directors of the Company.

For a further description of the New Shares being registered hereby, reference is made to certain information applicable to all Investor Shares contained in the section entitled “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” comprising Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2024, which is incorporated by reference herein, as such description may be updated from time to time in the Registrant’s subsequent filings with the SEC.

P Shares

P-S Shares and P-I Shares (together, the “P Shares”) are being offered to clients of certain intermediaries (“P Share Intermediaries”) designated in the Company’s sole discretion.

In the event that a P-S Shareholder or P-I Shareholder (each a “P Shareholder” and together, the “P Shareholders”) changes financial intermediaries and the new intermediary does not have that designation, then, subject to any requirements that may be imposed by the new intermediary, such P Shareholder is permitted to retain their P Shares issued prior to such change, but cannot acquire any additional P Shares except in connection with the distribution reinvestment plan (the “DRIP”).

The Company reserves the right to change the designation of a financial intermediary as a P Share Intermediary. Subject to any requirements that may be imposed by the financial intermediary, clients of a re-designated intermediary are permitted to retain their P Shares issued prior to the re-designation but cannot acquire additional P Shares except in connection with the DRIP.

P-S Shares are subject to a maximum sales load of up to 3.0% of the transaction price and are subject to a dealer manager fee of up to 0.50%. The dealer manager receives a combined annual distribution fee and shareholder servicing fee of 0.25% per annum of the aggregate net asset value (“NAV”) of the Company’s outstanding P-S Shares commencing six months after the initial closing of third-party capital through a P Share Intermediary.

P-I Shares do not pay a sales load or dealer manager fees and investors do not pay any servicing or distribution fees with respect to P-I Shares.

P-S Shares and P-I Shares are not subject to a management fee for the first six months after the initial closing of third-party capital through a P Share Intermediary and are subject to a management fee of 1.0% per annum of the month- end NAV thereafter. The P-S Shares and P-I Shares are also subject to a performance fee of 10.0% of the total return measured over a 5.0% hurdle amount and a high water mark with a catch-up.

T Shares

T-S Shares and T-I Shares (together, the “T Shares”) are being offered to clients of certain intermediaries (“T Share Intermediaries”) designated in the Company’s sole discretion.

In the event that a T-S Shareholder or T-I Shareholder (each a “T Shareholder” and together, the “T Shareholders”) changes financial intermediaries and the new intermediary does not have that designation, then, subject to any requirements that may be imposed by the new intermediary, such T Shareholder is permitted to retain their T Shares issued prior to such change, but cannot acquire any additional T Shares except in connection with the DRIP.

The Company reserves the right to change the designation of a financial intermediary as a T Share Intermediary. Subject to any requirements that may be imposed by the financial intermediary, clients of a re-designated intermediary are permitted to retain their T Shares issued prior to the re-designation but cannot acquire additional T Shares except in connection with the DRIP.

T-S Shares are subject to a maximum sales load of up to 3.0% of the transaction price and are subject to a dealer manager fee of up to 0.50%. The dealer manager receives a combined annual distribution fee and shareholder servicing fee of 0.85% per annum of the aggregate NAV of the Company’s outstanding T-S Shares.

T-I Shares do not pay a sales load or dealer manager fees and investors do not pay any servicing or distribution fees with respect to T-I Shares.

T-S Shares and T-I Shares are not subject to a management fee for the first six months from the initial closing of third-party capital through a T Share Intermediary and are subject to a management fee of 1.0% per annum of the month-end NAV thereafter. T-S Shares and T-I Shares are also subject to a performance fee of 10.0% of the total return measured over a 5.0% hurdle amount and a high water mark with a catch-up.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Third Amended and Restated Limited Liability Company Agreement (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2024).

4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10 filed with the SEC on June 25, 2024).

4.2	Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10 filed with the SEC on June 25, 2024).

4.3	Second Amended and Restated Share Repurchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s 8-K filed with the SEC on October 31, 2024).

10.1	Second Amended and Restated Dealer Manager Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2024).

10.2	Second Amended and Restated Operating Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 16, 2025

Apollo Asset Backed Credit Company LLC

By:	/s/ Robert Rossitto
	Name:	Robert Rossitto
	Title:	Chief Financial Officer